CIM REAL ASSETS & CREDIT FUND

AMENDED AND RESTATED DEALER MANAGER AGREEMENT

June 26, 2023

CCO Capital, LLC
2398 East Camelback Road, 4th Floor
Phoenix, Arizona 85016

Ladies and Gentlemen:

The undersigned, CIM Real Assets & Credit Fund (the “Company”), a Delaware statutory trust, is conducting a continuous offering (the “Offering”) of its common shares of beneficial interest (collectively, the “Shares”).  The Company desires for CCO Capital, LLC, a Delaware limited liability company (the “Dealer Manager” or “you”), to act as its Dealer Manager in connection with the offer and sales of the Shares to the public in the Offering.  In connection with the sales of Shares, the Company hereby confirms its agreement with you, as Dealer Manager, as follows:

1. Representations, Warranties and Agreements of the Company.

As an inducement to enter into this Agreement, the Company represents and warrants to the Dealer Manager that:

(a) The Company was duly formed under the laws of the State of Delaware and is validly existing as a statutory trust in good standing under the laws of Delaware with full power and authority to own its properties and conduct its business as described in the registration statement.

(b) The Company has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity provisions contained in Section 7 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors’ rights generally or by equitable principles relating to the availability of remedies.

(c) The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and compliance with the terms of this Agreement by the Company will not conflict with or constitute a default or violation under any agreement and declaration of trust, bylaw, contract, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company, except to the extent that the enforceability of the indemnity provisions contained in Section 7 of this Agreement may be limited under applicable securities law and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors' rights generally or by equitable principles relating to the availability of remedies.

(d) No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Shares, except as may be required under the Securities Act of 1933, as amended (the “1933 Act”) and the rules and regulations thereunder, by the Financial Industry Regulatory Authority (“FINRA”) or under applicable state securities laws.

2. Grant of Authority to the Dealer Manager.

(a) Based on the representations and warranties contained in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Company appoints you as the Dealer Manager for the Company during the Offering Period (as defined in Section 2(b)).  As the Dealer Manager, you agree to provide those certain marketing services as described in the Wholesale Marketing Agreement between you and Northern Lights Distributors, LLC, dated April 18, 2023 for the Company’s benefit.

(b) The “Offering Period” shall mean that period during which Shares may be offered for sale, commencing on the effective date of this Agreement, during which period offers and sales of the Shares shall occur continuously in the jurisdictions in which the Shares are registered or qualified or exempt from registration (as confirmed in writing by the Company to the Dealer Manager) unless and until the Offering is terminated.   Upon termination of the Offering Period, the Dealer Manager’s appointment and this Agreement shall terminate without obligation on the part of the Dealer Manager or the Company except as set forth in this Agreement.

3. Compensation. As Dealer Manager, you shall receive compensation from the sales loads paid by purchasers of Shares, in an amount of the “Dealer Manager Fee” as described in the then-current Prospectus with respect to the applicable class of the Company’s Shares.

4. Covenants of the Company.  The Company covenants and agrees with the Dealer Manager that:

(a) The Company will furnish the Dealer Manager and others designated by the Dealer Manager, at no expense to the Dealer Manager, with such number of printed copies of the printed sales literature or other materials authorized by the Company (“Authorized Sales Materials”) as the Dealer Manager may reasonably request.

(b) The Company will pay or arrange to have paid all expenses incident to the performance of its obligations under this Agreement, including (i) the printing and delivery to the Dealer Manager of copies of the prospectus, including any amendments and supplements thereto and (ii) the costs and expenses of the Company relating to the preparation and printing of any Authorized Sales Materials and Company-approved investor presentations undertaken in connection with the marketing of the Shares, including, without limitation, expenses associated with the production of slides and graphics, fees and expenses of any consultants engaged in connection with presentations with the prior approval of the Company and travel and lodging expenses of the representatives of the Company and any such consultants.

5.     Representations and Warranties of the Dealer Manager.  You, as the Dealer Manager, represent and warrant to the Company that:  (a) the Dealer Manager is a member in good standing of FINRA and a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (b) the Dealer

Manager and its employees and representatives have all required licenses and registrations to act under this Agreement.

6. Covenants of the Dealer Manager.

The Dealer Manager covenants and agrees with the Company that:

(a) The Dealer Manager will make no representations concerning the Offering except as set forth in the Prospectus, as amended and supplemented, and in the Authorized Sales Materials.

(b) Except for Authorized Sales Materials, the Company has not authorized the use of any supplemental literature or sales material in connection with the Offering and the Dealer Manager agrees not to use any such material that has not been authorized by the Company.  The Dealer Manager further agrees (i) not to deliver any Authorized Sales Materials to any financial intermediaries, the media, and other third parties (collectively, “Marketing Recipients”) unless it is accompanied or preceded by the Prospectus as amended and supplemented, (ii) not to show or give to any Marketing Recipient or reproduce any material or writing that is supplied to it by the Company and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public and (iii) not to show or give to any Marketing Recipient in a particular jurisdiction any material or writing that is supplied to it by the Company if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction.

(c) Except as may otherwise be provided, the Dealer Manager will pay all expenses incident to the performance of its obligations under this Agreement, including the fees and expenses of its own counsel and accountants, even if the Offering is not successfully completed.

7. Indemnification.

(a) The Company shall indemnify and hold harmless the Dealer Manager and each of its affiliates, officers, directors, employees, agents and control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with its performance of its duties hereunder except in the case of (i) the Dealer Manager’s material violation of any of the provisions of this Agreement; (ii) the Dealer Manager’s material violation of any applicable law, rule or regulation with respect to its conduct under the Agreement; or (iii) the Dealer Manager or any of its affiliates, officers, directors, employees, agents or control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act) willful misfeasance, bad faith or gross negligence.

(b) The Dealer Manager shall indemnify and hold harmless the Company and each of its affiliates, officers, directors, employees, agents and control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with its performance of its duties hereunder except in the case of (i) the Company’s material violation of any of the provisions of this Agreement; (ii) the Company’s material violation of any applicable law, rule or regulation with respect to its conduct under the Agreement; or (iii) the Company or any of its affiliates, officers, directors, employees, agents or control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act) willful misfeasance, bad faith or gross negligence.

 8. Representations and Agreements to Survive Delivery.

(a) The respective agreements and obligations of the Company and the Dealer Manager set forth in Sections 7, 8 and 16 shall remain operative and in full force and effect regardless of the termination of this Agreement.

9. Termination.

This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years after such date, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by:

(i) the vote of the Board, or by the vote of holders of a majority of the outstanding voting securities of the Company; and

(ii) the vote of a majority of the Company’s trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any party hereto, in accordance with the requirements of the Investment Company Act.

Any party to this Agreement shall have the right to terminate this Agreement on 60 days’ written notice or immediately upon notice to the other party in the event that such other party shall have failed to comply with any material provision hereof.

This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act); provided that nothing herein shall cause this Agreement to terminate upon or otherwise restrict a transaction that does not result in a change of actual control or management of the Adviser.

If not sooner terminated, the Dealer Manager’s agency and this Agreement shall terminate upon termination of the Offering Period without obligation on the part of the Dealer Manager or the Company, except as set forth in this Agreement.  Upon termination of this Agreement, (a) the Company shall pay to the Dealer Manager all accrued amounts payable under Section 3 hereof at such time as such amounts become payable and (b) the Dealer Manager shall promptly deliver to the Company all records and documents in its possession that relate to the Offering and that are not designated as “dealer” copies.

10.  Notices.

(a) All notices or communications under this Agreement, except as otherwise specifically provided, shall be in writing.

(b) Any notice or communication sent by the Company to you shall be mailed, delivered, or sent by facsimile, e-mail or telegraph, and confirmed to you at CCO Capital, LLC, 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016, Attn: President.

(c) Any notice or communication sent by you to the Company shall be mailed, delivered, or sent by facsimile, e-mail or telegraph, and confirmed at CIM Real Assets & Credit Fund, 4700 Wilshire Boulevard, Los Angeles, California 90010, Attn: President and Chief Executive Officer.

11.          Parties; Assignment.  This Agreement shall inure to the benefit of, and be binding on, you, the Company, and any respective successors and permitted assigns.  This Agreement shall also inure to the benefit of the indemnified parties and their respective successors and permitted assigns to the extent set forth in Section 7 hereof.  This Agreement is intended to be and is for the sole and exclusive benefit of the parties to this Agreement, including the Company, and their respective successors and permitted assigns, and the indemnified parties and their successors and permitted assigns, and for the benefit of no other person.  No other person shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.  No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party.

12. Relationship.  Nothing in this Agreement shall be construed or interpreted to constitute the Dealer Manager as an employee, agent or representative of, or in association with or in partnership with, the Company; instead, this Agreement shall only constitute the Dealer Manager as a dealer authorized by the Company to effect sales of the Shares according to the terms set forth in the Prospectus as amended and supplemented and in this Agreement.

13.      Effective Date.  This Agreement is effective between the parties on June 26, 2023.

14. Entire Agreement, Waiver.

(a) This Agreement constitutes the entire agreement between the Company and you, and shall not be amended or modified in any way except by subsequent agreement executed in writing by the Company and you.  Neither party to this Agreement shall be liable or bound to the other party by any agreement except as specifically set forth in this Agreement.

(b) The Company and you may waive, but only in writing, any term, condition, or requirement under this Agreement that is intended for its benefit.  However, any written waiver of any term or condition of this Agreement shall not operate as a waiver of any other breach of that term or condition of this Agreement.  Also, any failure to enforce any provision of this Agreement shall not operate as a waiver of that provision or any other provision of this Agreement.

15.     Severability.  In the event that any court of competent jurisdiction declares invalid any provision of this Agreement, such invalidity shall have no effect on the other provisions of this Agreement, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Agreement shall be considered severable.

16.     Governance.  This Agreement shall be governed by the laws of the State of New York; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 16.

17. Independent Contractor. The Company hereby acknowledges that the Company’s engagement of the Dealer Manager in connection with the Offering and the process leading up to the Offering is as an independent contractor and not in any other capacity.

18. Waiver of Jury Trial. The Company and the Dealer Manager hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

[Signature page follows]

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.
Very truly yours,

CIM REAL ASSETS & CREDIT FUND

By:	/s/ Barry Berlin Title: Barry Berlin
Name: Chief Financial Officer

Accepted and agreed as of the date first above written.
CCO CAPITAL, LLC

By:	/s/ Emily Vande Krol Name: Emily Vande Krol
Title: President